FOR FURTHER INFORMATION:

At the Company:                 At the Financial Relations Board:

Elaine Bacon                    Murrey Morrow, Analyst Inquiries
513-489-5400                    312-640-6725

Heather Wietzel                 Karl Plath, General Inquiries
513-247-4213                    312-640-6738
shinfo@internet.cnmw.com


For Release via PR Newswire Immediately
Thursday, October 26, 1995

Cincinnati Microwave Comments on Outlook for Full Year

Cincinnati, OH, October 26, 1995 -- Cincinnati Microwave, Inc. (Nasdaq:CNMW, CNMWW) said that in light of the third quarter results announced earlier today, the company believes that a loss for the year ending December 31, 1995 is likely. The company continues to believe, however, that the fourth quarter will be profitable.

Cincinnati Microwave, Inc., based in Cincinnati, Ohio, designs, manufactures and markets ultrahigh frequency and microwave wireless communication products for sale under its own brand name and for many of the world's leading providers of consumer and commercial electronics products. The company leverages its wireless and digital signal processing expertise and high volume, low cost manufacturing capabilities in its leading-edge product line, which includes cordless telephones with SureLink and modems for use on the cellular digital packet data networks. The company's common stock is traded on the Nasdaq National Market System under the symbol CNMW.